Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of First Citizens BancShares, Inc. (the “Company”) of our reports dated February 26, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of the Company and its subsidiaries, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.  We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Dixon Hughes Goodman LLP

Raleigh, North Carolina
February 26, 2020